                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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                         APPLEBEE'S INTERNATIONAL, INC.
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                                  Aug. 1, 2007

Dear Associates,

This week in conjunction with IHOP, we finalized work on some of the most important HR questions surrounding the recently announced merger with IHOP.
Click here to visit our new "Transition" community for a Q&A that summarizes those decisions.

We now begin building the integration plan and the business strategy that will set up the combined company for future success. The Applebee's and IHOP transition team will be working with an independent consultant engaged by IHOP -
the Parthenon Group - that specializes in restaurant mergers. Parthenon and the transition team will ensure the integration is efficient and objective. This work is expected to take until November and, during this interim period, we may not have much news to report. That said, please be assured we will communicate to you as much as we can as soon as we can.

Sincerely,

/s/ Dave

Dave

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HR FREQUENTLY ASKED QUESTIONS

Severance Plan
Support Center and AD and above in the Field

When will jobs begin to be eliminated as a result of the merger?
As we previously stated in earlier communications, there will be no Applebee's layoffs related to the proposed transaction prior to the deal closing (which is expected in Q4). In addition, there are no significant reductions anticipated before Q1 of next year.

At the end of the integration process, how many jobs will remain in Lenexa and for how long?
Until the transition team has an opportunity to complete its work, which is expected in November, it is simply too early to say exactly how many jobs will remain long-term at our new Support Center in Lenexa. That said, the good news is that the transition team believes there will be an Applebee's Support Center in Lenexa for the foreseeable future.

Who is eligible for severance under the severance plan?
The severance plan covers all associates (full-time and part-time, excluding
Officers) in the Support Center and salaried managers in the Field. This does not include contractors or temporary workers.

What are the severance benefits?
One week of base salary for each completed six-month employment period, with a minimum of four weeks and a maximum of 26 weeks of pay. For directors (grade 13 and above) and Directors of Operations in the Field, the minimum is 12 weeks.
For Area Directors, the minimum is eight weeks. In addition, if you choose to elect COBRA benefits, Applebee's will pay 50 percent of the premium for 12 weeks or the number of weeks of severance pay that you are eligible for, whichever is longer. You also will be eligible for outplacement assistance. Additionally, the company has decided to pay amounts equal to prorated bonuses and 401(k) matches as discussed below.

How will the severance benefits be paid?
The severance benefits will be paid in one lump sum.

What happens to my 2007 Support Center bonus if my job is eliminated prior to the bonus payout in March 2008?
If your position is eliminated before the end of 2007, which we do not anticipate, then you will receive as additional severance, an amount equal to a prorated bonus for the portion of the year worked. If your position is eliminated after the start of the new year, but before the bonus payout date, then you will receive an amount equal to the full bonus earned. It would be paid out at the same time you receive your other severance pay.

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Likewise, if an Officer terminates with "good reason," or he/she is terminated without cause, he/she would receive an amount equal to the bonus (full or prorated) at the time of termination.

For ADs/DOs only: What happens to my quarterly bonus if my job is eliminated in the middle of a quarter?
You will receive an amount equal to a prorated payout for performance based on any full months completed.

What if my position is eliminated prior to Applebee's making the matching contribution to my 401(k)?
You will receive an amount equal to the company match for your 2007 contributions.

What will happen to my deferred compensation program (for those participating;
generally, grade 12 and above) when the deal closes?
At the time the deal closes, the deferred compensation program will be cancelled and your entire balance will be returned to you, including the 2007 match on your contributions to that date. Deferred compensation can not be "rolled over"
into any other retirement plan, so you will owe regular income tax on the entire balance.

What if my market is sold, but my job is not eliminated because I am offered the same position with a franchisee?
In this case, you would not receive severance pay, but you would receive an amount equal to your bonus(es) and 401(k) match as described in this document.

Refranchising of Markets
GMs and salaried managers in the restaurants

When will we know which markets and/or restaurants will remain company locations?
This is one of the questions that the transition team is reviewing. Once a decision is made, it will be communicated to you as quickly as possible.

What happens to my monthly and quarterly bonus if my market is sold before the scheduled payout date?
Your monthly bonus will be paid out for full months completed, and you also will receive a prorated payout of any quarterly bonus based on full months completed.

For GMs only: What happens to my previously earned 2005 and 2006 MO Plan if my market is sold before the scheduled payout date?
If you voluntarily elect to leave the company before the MO Plan is scheduled to be paid, then you forfeit the payout. If your restaurant is refranchised prior to the MO Plan payout, then you will receive the MO Plan payout at closing of the refranchising.

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Will the GM Perx program be continued?
Yes, GMs will still have the GM Perx program, up until the time their market is refranchised. If the sale occurs in the middle of a quarter, you will receive a prorated GM Perx payout for full months completed.

What happens if my market is refranchised and I am not offered my same job with the franchisee?
Based on past experience, we believe this is highly unlikely to happen. In each of our previous acquisitions and sale of restaurants, having a stable management team in place has always been a top priority for both Applebee's and our franchisees. However, if this were to occur, you would be eligible for severance benefits under the Applebee's Severance Plan.

Employee Stock Purchase Plan (ESPP)
All ESPP participants

What happens to my Q3 ESPP purchase?
The Q3 purchase will be made according to the normal schedule and deposited into your account in early October.

Will we be able to participate in the ESPP in Q4?
No, the ESPP will not be available in Q4. In October, Applebee's will automatically stop payroll withholding for the ESPP. You will have full access to your shares and, if you want, you will be able to sell them.

What about the 15 percent cash match I was supposed to receive if I held my ESPP shares for two years?
As soon as practical following the deal closing, you will receive the 15 percent match in cash for the 2007 ESPP shares (purchased in Q1, Q2 and Q3 of 2007) that you hold on the closing date.

General Compensation and Benefits
Support Center and all salaried managers and above in the Field

How will our benefits programs (health and dental insurance, life insurance and disability insurance) change after the deal closes?
In 2008, Applebee's benefits programs will generally remain as they were in
2007, with the normal types of plan and rate changes as in other years. Our plans will not be integrated with IHOP until 2009. We will be working next year on how best to structure them for 2009 and beyond.

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How much vacation can I carry over to 2008?
You will be able to carry over up to 240 hours of vacation from 2007.

Will the bonus plan change for 2008?
Unrelated to the acquisition, Applebee's has been considering if and how the bonus program might be improved for 2008. Any changes for next year's bonus plan will be communicated to you during Q4 this year.

For Support Center and DOs only:
How will the 2007 Support Center bonus be handled?
As designed, the plan will pay out in March 2008, based on our 2007 performance.
If your position is eliminated before the end of 2007, which we do not anticipate, then you will receive as additional severance, an amount equal to a prorated bonus for the portion of the year worked. If your position is eliminated after the start of the new year, but before the bonus payout date, then you will receive an amount equal to the full bonus earned. We will need to modify certain metrics (such as Earnings Per Share) to reflect the acquisition, but this will not change the intent or ability to achieve the bonus.

Likewise, if an Officer terminates with "good reason," or he/she is terminated without cause, he/she would receive an amount equal to the bonus (full or prorated) at the time of termination.

Retention Bonus Plan

Who is eligible for a retention bonus?
     •    GMs, ADs and DOs in Field Operations
     •    ADHRs, HRMs, RTMs and Regional Facilities Managers who are tied directly to a field market
     •    A limited number of Support Center associates below officer level who are deemed most critical to the ongoing business, deal closing process or integration efforts.

How is the retention bonus computed?
     For GMs and ADs:
     From Aug. 1, 2007, to the date the deal closes: One week of base pay for every one month worked until the deal closes, up to a maximum of four weeks of pay. All GMs will be eligible for this bonus. Area Directors with stock grants that accelerate at closing that are worth at least 25 percent of their annual total cash compensation (base salary plus target bonus) are not eligible for the "at close" retention bonus. This bonus will be paid within 30 days of the IHOP transaction closing.

     Post-deal closing: One week of base pay for every one month worked until the sale of the market, with a four-week minimum and 10-week maximum of pay. If the

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     market is not sold at that point, the retention bonus pays out 18 months after the IHOP transaction closes.

     How do I know if I am eligible for a retention bonus (either before or after deal closing)?
     Your manager will communicate this to you directly by the end of next week
     (Aug. 10).

     If my restaurant remains a company restaurant, am I eligible for any type of retention payment?
     Yes, you will receive a pre-close retention bonus. You also will be eligible for a post-close retention bonus until the date when it is announced which markets/restaurants will be retained as company restaurants.

     For Limited Support Center and DOs
     From Aug. 1, 2007, to the date the deal closes: One week of base pay for every one month worked until deal closing, up to a maximum of four weeks of pay. Individuals with stock grants that accelerate at closing that are worth at least 25 percent of their annual total cash compensation (base salary plus target bonus) are not eligible for the "at close" retention bonus. This bonus will be paid within 30 days of the IHOP transaction closing.

     Post-deal closing: One week of base pay for every one month worked, with a four-week minimum and a 12-week maximum of pay. It will pay out 18 months after the IHOP transaction closes, even if your position is not eliminated.

How do I know if I am eligible for a retention bonus (either before or after deal closing)?
Your manager will communicate this to you directly by the end of next week (Aug.
10).

Does whether or not I am included in the retention bonus indicate that my position will be eliminated?
Absolutely not. It is too soon to tell which jobs will remain in the new structure. The transition team will be working with The Parthenon Group, an outside consultant that specializes in restaurant mergers, to ensure the integration is efficient and objective. We hope to have this work completed and be able to communicate decisions in the November timeframe.

What if the deal closes, a market is sold, or my job is eliminated in the middle of a month. Will my retention bonus be pro-rated?
Yes.

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Share ownership guidelines
Officers and Directors (Grade 13+)

I am within the three-year window for earning a bonus for meeting my share ownership guideline target. What happens to that program now?
The Applebee's Share Ownership Guidelines Bonus program will be discontinued
when the deal closes.

Do I get any credit for the progress I made toward the goal, and any match on the Applebee's stock I currently hold?
For Share Ownership Guidelines participants (Directors and Officers) who are within the three-year window for the bonus, you will receive credit for the percent that you attained toward your share ownership target. The bonus will be paid in the form of cash, two years after the sale closes. The cutoff date for determining how many Applebee's shares you hold was July 16, the day the deal was announced. These shares will be multiplied by the final purchase price to determine your percent attainment of the ownership target.

If your job is eliminated prior to the payout date, you will receive the bonus at the time of termination. Likewise, if an Officer terminates with "good reason," or he/she is terminated without cause, he/she would receive an amount equal to the bonus at the time of termination.

How does the matching bonus work?
The percent of your target you achieved will determine the size of the bonus.
Assume a director with a $100,000 base salary was working toward a 1x share ownership target ($100,000 in stock, purchased through the ESPP, via stock options/SARs or on the open market). The bonus for meeting the target is 50 percent of base salary, or $50,000. If the director had purchased $60,000 in
Applebee's stock, his/her percent of attainment is 60 percent. The bonus paid would be 60 percent x $50,000 = $30,000.

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Additional Information and Where to Find It

In connection with the proposed transaction, IHOP Corp. and Applebee's
International will be filing documents with the Securities and Exchange
Commission (the "SEC"), and Applebee's intends to file a related preliminary and definitive proxy statement. Investors and security holders are urged to read the related preliminary and definitive proxy when it becomes available because it will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's web site at
www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by IHOP Corp. by contacting IHOP Investor
Relations at 818-240-6055. Investors and security holders may obtain free copies of the documents filed with the SEC by Applebee's by contacting Applebee's
Investor Relations at 913-967-4000. In addition, you may also find information about the merger transaction at www.ihopapplebeesacquisition.com.

Applebee's and their directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Applebee's in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Applebee's described above. Additional information regarding the directors and executive officers of Applebee's is also included in Applebee's proxy statement for its 2007 Annual Meeting of
Stockholders, which was filed with the SEC on April 9, 2007, and the supplemental proxy statement filed on May 1, 2007. These documents are available free of charge at the SEC's web site at www.sec.gov and from Investor Relations at IHOP and Applebee's as described above.

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